                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            BHC Communications, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                     [BHC COMMUNICATIONS, INC. LETTERHEAD]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 15, 2000

To the Stockholders of
  BHC COMMUNICATIONS, INC.:

     The annual meeting of the stockholders of BHC Communications, Inc. ("BHC") will be held at Little America Hotel & Towers, 500 South Main Street, Salt Lake City, Utah 84101, on May 15, 2000, at 4:00 P.M., for the purpose of considering and acting upon the following matters:

          (1) Election of directors.

          (2) Ratification of the selection of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as auditors of BHC for the year ending December 31, 2000.

          (3) Such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 20, 2000 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

     You are cordially invited to attend the meeting. Arrangements have been made for interested stockholders to visit our Salt Lake City television station, KTVX, after the meeting. Whether or not you plan to attend the meeting, you are urged promptly to complete, date and sign the enclosed proxy and to mail it to BHC in the enclosed envelope, which requires no postage if mailed in the United States. Return of your proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

Dated: New York, New York
       April 5, 2000

                                          By Order of the Board of Directors,

                                                   BRIAN C. KELLY, Secretary

                            BHC COMMUNICATIONS, INC.
                   767 FIFTH AVENUE, NEW YORK, NEW YORK 10153
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of BHC for use at the annual meeting of stockholders on May 15, 2000 and at any adjournment thereof. April 5, 2000 is the approximate date on which this Proxy Statement and the accompanying form of proxy are first being mailed to stockholders.

VOTING

     As of March 20, 2000, the record date for the meeting, BHC had outstanding and entitled to vote 4,511,605 shares of Class A Common Stock and 18,000,000 shares of Class B Common Stock, being the classes of stock entitled to vote at the meeting. Each share of Class A Common Stock entitles its holder to one vote, and each share of Class B Common Stock entitles its holder to ten votes. The proxy solicited by this Proxy Statement is revocable at any time before it is voted.

     The presence at the meeting in person or by proxy of stockholders entitled to cast a majority of the votes at the meeting constitutes a quorum. The election of directors is decided by a plurality of the votes cast. A majority of the votes cast is required to approve each other matter to be acted on at the meeting. Abstentions and broker non-votes have no effect on the proposals being acted upon.

     The proxies named in the enclosed form of proxy and their substitutes will vote the shares represented by the enclosed form of proxy, if the proxy appears to be valid on its face, and, where a choice is specified by means of the ballot on the form of proxy, will vote in accordance with each specification so made.

SOLICITATION

     BHC will bear the entire cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to stockholders. Solicitation material will be furnished to brokers, fiduciaries and custodians to forward to beneficial owners of stock held in their names, and BHC will reimburse these organizations in accordance with the American Stock Exchange schedule of charges for the cost of forwarding proxy material to such beneficial owners. The solicitation of proxies may also be made by the use of the mails and through direct communication with certain stockholders or their representatives by officers, directors or employees of BHC, who will receive no additional compensation therefor.

                             ELECTION OF DIRECTORS

NOMINEES OF THE BOARD OF DIRECTORS

     The proxy will be voted as specified thereon and, in the absence of contrary instruction, will be voted for the reelection of John L. Eastman and William D. Siegel as directors until the third annual meeting following the May 15, 2000 meeting and until their respective successors are elected and qualified. Information with respect to each such nominee, as well as the six present directors whose terms of office expire at the first or second annual meeting following the May 15, 2000 meeting, is set forth below:

                                                                                  AGE,        HAS SERVED
                           OTHER POSITIONS WITH BHC, PRINCIPAL OCCUPATION     FEBRUARY 29,   AS DIRECTOR
         NAME                      AND CERTAIN OTHER DIRECTORSHIPS                2000          SINCE
         ----              ----------------------------------------------     ------------   -----------
                                      NOMINEES FOR THREE-YEAR TERM
John L. Eastman........  Partner, Eastman & Eastman, New York City law firm;       60            1989
                           Director, United Television, Inc. ("UTV")(1)
William D. Siegel......  President; Executive Vice President and Director,         45            1981
                           Chris-Craft Industries, Inc. ("Chris-Craft")(2)

                             INCUMBENT DIRECTORS -- TWO-YEAR REMAINING TERM
Laurence M. Kashdin....  Consultant; Retired Senior Vice                           52            1977
                         President -- Finance
                           and Controller, Chris-Craft
Joelen K. Merkel.......  Vice President and Treasurer; Senior Vice President       48            1993
                         and Treasurer, Chris-Craft
Herbert J. Siegel......  Chairman of the Board; Chairman of the Board and          71            1977
                           President, Chris-Craft; Director, UTV

                             INCUMBENT DIRECTORS -- ONE-YEAR REMAINING TERM
Barry S. Greene........  Consultant; Retired Senior Vice President, General        53            1977
                           Counsel and Secretary, Chris-Craft
Morgan L. Miller.......  Vice Chairman, National Spinning Company, Inc.            76            1989
John C. Siegel.........  Executive Vice President and Director, Chris-Craft;       47            1981
                           Chairman of the Board, UTV

---------------
(1) UTV is a majority owned (80.0% at February 29, 2000) subsidiary of BHC.

(2) Chris-Craft, which is BHC's parent, is engaged principally in the television broadcasting business, through BHC. See Table I under Voting Securities of Certain Beneficial Owners and Management regarding Chris-Craft's ownership of BHC stock.

     The principal occupation of each of the directors for the past five years is stated in the foregoing table. In case a nominee shall become unavailable for election, which is not expected, it is intended that the proxy solicited hereby will be voted for whomever the present Board of Directors shall designate to fill such vacancy.

     John C. Siegel and William D. Siegel are sons of Herbert J. Siegel.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     BHC has established standing audit and compensation committees to assist the Board of Directors in discharging its responsibilities. BHC has no nominating committee.

     The Audit Committee reviews BHC's internal controls, the objectivity of its financial reporting and the scope and results of the auditing engagement. It meets with appropriate BHC financial personnel and independent accountants in connection with these reviews. The Committee recommends to the Board the appointment of the independent accountants, subject to ratification by the stockholders at the annual meeting, to serve as auditors for the following year in auditing the corporate accounts. The independent accountants periodically meet with the Audit Committee and have access to the Committee at any time. The Committee held two meetings during 1999. Its members are Messrs. Eastman and Miller.

     The Compensation Committee determines and certifies whether performance goals with respect to performance-based bonus compensation for Evan C Thompson and other terms of his employment agreement are satisfied. It also considers bonus compensation for other BHC executives. The Committee's members are Messrs. Eastman and Miller. The Committee held one meeting during 1999.

     BHC's Board of Directors held five meetings during 1999.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The management of BHC has been informed that, as of February 29, 2000, the persons and groups identified in Table I below, including all directors, nominees for director, executive officers and all owners known to BHC of more than 5% of any class of BHC voting securities, owned beneficially, within the meaning of Securities and Exchange Commission ("SEC") Rule 13d-3, the shares of Class A Common Stock reflected in such table. Except as reflected in Tables II and III, as of February 29, 2000, each director or executive officer of BHC disclaims beneficial ownership of securities of any parent or subsidiary of BHC. Except as otherwise specified, the named beneficial owner claims sole investment and voting power as to the securities reflected in the tables.

              I.  BENEFICIAL OWNERSHIP OF BHC CLASS A COMMON STOCK

                                                                NUMBER    PERCENT
                      BENEFICIAL OWNER                        OF SHARES   OF CLASS
                      ----------------                        ---------   --------
John L. Eastman.............................................          --      --
Barry S. Greene.............................................          --      --
Laurence M. Kashdin.........................................          74       *
Joelen K. Merkel(1).........................................         200       *
Morgan L. Miller............................................         100       *
Herbert J. Siegel...........................................         229       *
John C. Siegel..............................................          --      --
William D. Siegel(2)........................................         540       *
All BHC directors and executive officers as a group,
  including those named above (10 persons)(3)...............       1,143       *
Capital Research and Management Company and American
  Variable Insurance Series -- Growth Fund(4)...............     404,850     9.0%
  333 South Hope Street, 55th Floor, Los Angeles, CA 90071
Chris-Craft Industries, Inc.(5).............................  18,010,000    80.0%
  767 Fifth Avenue, New York, NY 10153
FMR Corp., Edward C. Johnson 3d, and Abigail P. Johnson.....     435,783     9.7%
  82 Devonshire Street, Boston, MA 02109(6)
Gabelli Funds, LLC, Gabelli International Limited, GAMCO
Investors, Inc., and Mario J. Gabelli(7)....................     374,421     8.3%
  One Corporate Center, Rye, NY 10580
Private Capital Management,
  Inc., Bruce S. Sherman, and SPS Partners, L.P.(8).........   1,135,799    25.2%
  3003 Tamiami Trail N., Naples, FL 34103

---------------
 *  Less than 1%.

(1) Shares are owned jointly with the director's husband.
(2) Ownership includes 309 shares held in the Chris-Craft Profit Sharing Plan, of which William D. Siegel, another BHC executive officer, and another Chris-Craft director are Trustees.
(3) Includes shares referred to in Note 2. Although Evan C Thompson is neither an officer nor a director of BHC, as President of Chris-Craft's Television Division, he may be considered an executive officer of BHC, within the SEC definition of the term. Mr. Thompson owns no BHC shares.
(4) Voting power is disclaimed as to 118,661 shares. Information is furnished in reliance on Amendment No. 2 to Schedule 13G of the named owners dated February 10, 2000, filed with the SEC.
(5) 18,000,000 shares of Class B Common Stock (100% of the class) owned by Chris-Craft.
(6) Voting power is disclaimed as to 146,927 shares. Information is furnished in reliance on Amendment No. 1 to Schedule 13G of the named owners dated February 14, 2000, filed with the SEC.
(7) Voting power is disclaimed as to 8,000 shares. Information is furnished in reliance on Amendment No. 35 to Schedule 13D of the named owners dated January 3, 2000, filed with the SEC.
(8) Voting power is disclaimed as to 1,108,548 shares, and investment power is shared as to 1,133,348 shares.

                 II.  BENEFICIAL OWNERSHIP OF CHRIS-CRAFT STOCK

                                  $1.40 CONVERTIBLE           CLASS B COMMON
                                PREFERRED STOCK(1)(2)         STOCK(1)(2)(3)          COMMON STOCK(2)(4)
                                ----------------------    ----------------------    ----------------------
                                  NUMBER      PERCENT       NUMBER      PERCENT       NUMBER      PERCENT
       BENEFICIAL OWNER         OF SHARES     OF CLASS    OF SHARES     OF CLASS    OF SHARES     OF CLASS
       ----------------         ---------     --------    ---------     --------    ---------     --------
John L. Eastman...............     --           --           --           --            --          --
Barry S. Greene...............     --           --           46,737       *            120,646      *
Laurence M. Kashdin...........        50        *            62,878       *             94,324      *
Joelen K. Merkel(5)...........     --           --           24,043       *            109,000      *
Morgan L. Miller(6)...........     --           --            7,818       *             11,729      *
Herbert J. Siegel(7)..........   142,569        60.8%     4,872,845       43.2%      6,886,706      21.0%
John C. Siegel(8).............     --           --          866,136       10.9%      1,605,830       6.0%
William D. Siegel(8)..........     --           --          650,158        8.2%        793,871       3.0%
All BHC directors and
  executive officers as a
  group, including those named
  above (10 persons)(9).......   142,619        60.9%     7,124,741       63.2%     11,003,514      31.0%

---------------
 * Less than 1%.

(1) Each share of Chris-Craft $1.40 Convertible Preferred Stock is convertible into 11.62760 shares of Chris-Craft Common Stock and 23.25520 shares of Chris-Craft Class B Common Stock, except that if such share of Chris-Craft $1.40 Convertible Preferred Stock was transferred after November 10, 1986 other than to a Permitted Transferee, as defined in Chris-Craft's certificate of incorporation, such share is convertible into 34.88280 shares of Chris-Craft Common Stock. Each share of Chris-Craft Class B Common Stock is convertible into one share of Chris-Craft Common Stock.

(2) At December 31, 1999, the Trustee of the Chris-Craft/UTV Employees' Stock Purchase Plan (the "Stock Purchase Plan") held 285,883 shares of Chris-Craft Class B Common Stock and 674,684 shares of Chris-Craft Common Stock (representing 3.6% and 2.6% of the outstanding shares of the respective classes at February 29, 2000). A committee appointed by the Board of Directors of Chris-Craft to administer the Stock Purchase Plan, comprised of John C. Siegel, another Chris-Craft director and another Chris-Craft executive officer, is empowered to direct voting of the shares held by the Trustee under that plan. The numbers of shares set forth in the table with respect to each named executive officer other than John C. Siegel include, with respect to the Stock Purchase Plan, only shares vested at December 31, 1999. The numbers of shares set forth in the table with respect to John C. Siegel and all directors and executive officers as a group include all shares held in the Stock Purchase Plan as of December 31, 1999. If, at February 29, 2000, the Chris-Craft Class B Common Stock held in the Stock Purchase Plan at December 31, 1999 had been converted, and the Chris-Craft Common Stock issuable upon such conversion had been added to the Chris-Craft Common Stock then held in the plan, the shares of Chris-Craft Common Stock held in the plan would represent 3.7% of the Chris-Craft Common Stock that would have been outstanding.

(3) Includes shares of Chris-Craft Class B Common Stock issuable upon conversion of the Chris-Craft $1.40 Convertible Preferred Stock reflected in the table opposite the identified person or group. In accordance with SEC rules, the percentages shown have been computed assuming that the only shares converted are those shares reflected opposite the identified person or group.

(4) Includes shares of Chris-Craft Common Stock issuable upon conversion of the Chris-Craft $1.40 Convertible Preferred Stock and the Chris-Craft Class B Common Stock reflected in the table opposite the identified person or group. In accordance with SEC rules, the percentages shown have been computed assuming that the only shares converted are those shares reflected opposite the identified person or group.

                                                  (Notes continued on next page)

(5) Ownership includes 39,483 shares of Chris-Craft Common Stock issuable pursuant to currently exercisable stock options.

(6) The director also owns 210 shares of Chris-Craft $1.00 Prior Preferred
    Stock.

(7) Ownership includes 347,781 shares of Chris-Craft Common Stock issuable pursuant to a currently exercisable stock option and excludes 72,057 shares of Chris-Craft Class B Common Stock owned by Mr. Siegel's wife and 37,711 shares of Chris-Craft Class B Common Stock held by her as trustee.

(8) Ownership includes 58,365 shares of Chris-Craft Common Stock issuable pursuant to currently exercisable stock options.

(9) Ownership includes all shares held in the Stock Purchase Plan as of December 31, 1999 (see Note 2); all other shares reflected in the table with respect to directors and named executive officers, 623,762 shares of Chris-Craft Class B Common Stock, and 752,184 shares of Chris-Craft Common Stock, including currently exercisable options to purchase 290,216 shares of Chris-Craft Common Stock, beneficially owned by Evan C Thompson and 39,483 shares of Chris-Craft Common Stock issuable pursuant to currently exercisable stock options held by an executive officer of BHC not named in the table; and 3,836 shares of Chris-Craft Common Stock held by the Evan C Thompson Foundation. Of the shares held in the Stock Purchase Plan, 114,059 shares of Chris-Craft Class B Common Stock and 540,751 shares of Chris-Craft Common Stock were held for the accounts of employees other than executive officers of BHC.

                 III.  BENEFICIAL OWNERSHIP OF UTV COMMON STOCK

                                                               NUMBER      PERCENT
                      BENEFICIAL OWNER                        OF SHARES    OF CLASS
                      ----------------                        ---------    --------
John L. Eastman(1)..........................................    11,500       *
Barry S. Greene.............................................        --      --
Laurence M. Kashdin.........................................        --      --
Joelen K. Merkel............................................        --      --
Morgan L. Miller............................................        --      --
Herbert J. Siegel...........................................        --      --
John C. Siegel(2)...........................................   220,070     2.3%
William D. Siegel...........................................        --      --
All BHC directors and executive officers as a group,
  including those named above (10 persons)(3)...............   275,321     2.9%

---------------
 * Less than 1%.

(1) Ownership includes 11,000 shares issuable upon exercise of options previously granted under UTV's 1995 Director Stock Option Plan or to be granted thereunder immediately following UTV's 2000 annual meeting of stockholders.

(2) As of December 31, 1999, (a) the Trustee of the Stock Purchase Plan held 209,070 shares of UTV Common Stock (representing 2.2% of the outstanding shares at February 29, 2000), and (b) the Trustees under the UTV Profit Sharing Plan held 10,000 shares of UTV Common Stock (representing less than 1% of the outstanding shares at February 29, 2000). The Trustees under the UTV Profit Sharing Plan are empowered to vote and dispose of the shares held by that plan. John C. Siegel, Evan C Thompson, and another executive officer of UTV are the Trustees of the UTV Profit Sharing Plan. The numbers of shares set forth in the table with respect to John C. Siegel and all BHC directors and executive officers as a group include all shares held in the Stock Purchase Plan and the UTV Profit Sharing Plan as of December 31, 1999.

(3) Includes the shares referred to in Note 2 and 25,000 shares owned by Evan C Thompson.

EXECUTIVE COMPENSATION

     No BHC executive officer receives any regular cash compensation from BHC. Pursuant to the Management Agreement outlined below under the caption Certain Relationships and Related Transactions, BHC pays Chris-Craft a fee for providing management services to BHC, including the services of certain Chris-Craft officers and employees, which services are not exclusive to BHC. The following table summarizes all plan and non-plan compensation paid by Chris-Craft to its four highest-paid executive officers whose compensation is considered in the determination of the management fee (as more specifically described in the text following the table) and to Evan C Thompson, a Chris-Craft executive officer who is not an elected officer of BHC (see Note 3 to Table I), but whose compensation is paid by KCOP Television, Inc., a wholly owned subsidiary of BHC ("KCOP").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                             ------------
                                                                                AWARDS
                                                                             ------------
                                                    ANNUAL COMPENSATION(1)    SECURITIES
                                                    ----------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION AT CHRIS-CRAFT  YEAR    SALARY ($)   BONUS ($)    OPTIONS(#)    COMPENSATION($)
------------------------------------------  ----    ----------   ---------    ----------    ---------------
Herbert J. Siegel......................     1999    1,067,414    2,513,700          --         1,023,509(2)
  Chairman of the Board                     1998    1,050,604    2,133,810          --         1,154,186
     and President                          1997    1,033,043    2,124,300          --         1,222,257

Joelen K. Merkel.......................     1999      432,607      250,000     268,449           137,463(3)
  Senior Vice President                     1998      334,215      250,000          --            92,429
     and Treasurer                          1997      324,480      220,000          --           126,035

John C. Siegel.........................     1999      719,155      600,000*    425,099           218,833(4)
  Executive Vice President                  1998      590,190      600,000          --           147,212
                                            1997                   900,000*         --           300,143
                                                      573,000

William D. Siegel......................     1999      719,155      600,000**   425,099           218,484(5)
  Executive Vice President                  1998      590,190      600,000          --           146,872
                                            1997                 1,500,000**        --           374,728
                                                      573,000

Evan C Thompson........................     1999    1,067,414    2,139,280     475,099           778,893(6)
  Executive Vice President                  1998    1,050,604    1,727,100          --           798,577
     and President, Television Division     1997    1,033,043    1,950,060          --         1,166,215

---------------
  * Includes for 1999 $600,000 and for 1997 $500,000 paid by a BHC subsidiary.

 ** Includes for 1999 $600,000 and for 1997 $1,100,000 paid by a BHC subsidiary.

(1) Excludes automobile allowance of $1,200 per month paid to each of the named individuals and perquisites and other personal benefits aggregating less than the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named person.

(2) Reflects Chris-Craft contributions, or accruals under the Chris-Craft Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $343,728 with respect to the Chris-Craft Profit Sharing Plan; also includes $61,804 reported as income of the named individual with respect to premiums paid on "split-dollar" life insurance policies and $617,977 credited to a deferred compensation account.

(3) Reflects Chris-Craft contributions, or accruals under the Chris-Craft Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $47,870 with respect to the Stock Purchase Plan and $63,760 with respect to the Chris-Craft Profit Sharing Plan; also includes $25,833 credited to a deferred compensation account.

(4) Reflects Chris-Craft contributions, or accruals under the Chris-Craft Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $63,464 with respect to the Stock Purchase Plan and $90,786 with respect to the Chris-Craft Profit Sharing Plan; also includes $64,583 credited to a deferred compensation account.

(5) Reflects Chris-Craft contributions, or accruals under the Chris-Craft Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $63,115 with respect to the Stock Purchase Plan and $90,786 with respect to the Chris-Craft Profit Sharing Plan; also includes $64,583 credited to a deferred compensation account.

(6) Reflects Chris-Craft contributions, or accruals under the Chris-Craft Benefit Equalization Plan in lieu of contributions and forfeiture allocations, of $215,765 with respect to the Stock Purchase Plan and $282,229 with respect to the Chris-Craft Profit Sharing Plan; also includes $280,899 credited to a deferred compensation account.

     In determining the amount of the management fee, BHC and Chris-Craft consider costs incurred by Chris-Craft allocable to performance of services required under the Management Agreement, including expenses for compensating, and providing office facilities to, certain Chris-Craft executive officers and corporate-office employees. Because KCOP pays Mr. Thompson, his compensation is not considered in determining the management fee.

     Chris-Craft entered into employment agreements with Herbert J. Siegel and Evan C Thompson, as of January 1, 1994.

     The employment agreement with Herbert J. Siegel provides for his continued service as Chris-Craft's Chief Executive Officer for a term ending December 31, 2000. Annual base salary is currently $1,096,234, subject to adjustment ("COLA adjustment"), to reflect consumer price level increases. Deferred compensation, currently in the amount of $634,662 annually, subject to COLA adjustment, plus any other current compensation that would not be deductible by Chris-Craft pursuant to Section 162(m) of the Internal Revenue Code (the "Code"), is credited to a deferred compensation account together with interest on the account balance.

     Mr. Siegel's agreement provides that in the event of any change in control of Chris-Craft during the employment term, the employment term will be extended automatically to the third anniversary following such change in control.

     Mr. Siegel has the right to terminate the employment term in the event of a diminution of his authority or other material breach by Chris-Craft of his agreement or the occurrence without his consent of specified fundamental changes in Chris-Craft. In the event of such termination, he is entitled to receive, in lump sum, an amount equal to the base salary, deferred compensation and consulting fees that would have been payable to him through the term of the agreement, plus an amount equal to the mean performance bonuses theretofore paid to him multiplied by the number of years remaining in the employment term. If Mr. Siegel dies during the employment term, his estate is to receive for each of the three following 12-month periods an amount equal to "Average Annual Compensation"; and in the event of his disability, Mr. Siegel is to receive, annually for the remainder of the employment term, an amount equal to one-half of his Average Annual Compensation. "Average Annual Compensation" generally means the executive's average base salary plus bonus for a specified period prior to the event. Additionally, if any payment to Mr. Siegel pursuant to the agreement should be subject to the excise tax imposed on "golden parachutes" by
Section 4999 of the Code, Chris-Craft will pay on his behalf or reimburse him in an amount equal to the sum of the excise tax and related interest and penalties, if any, plus any income taxes (and related penalties and interest) that may become payable by Mr. Siegel arising from Chris-Craft's compliance with such payment or reimbursement obligations, such that he would be in the same position as he would have been had no excise tax been imposed.

     Mr. Siegel's agreement entitles him to a cash bonus for each fiscal year of his employment equal to 1 1/2% of the amount by which Chris-Craft "Pre-tax Income" exceeds $36,000,000. "Pre-tax Income" means Chris-Craft income before provision for income taxes and minority interest, as reported in Chris-Craft's annual report to stockholders; provided that, in determining such Pre-tax Income, there will be excluded (i) any loss of any business commenced or newly acquired by Chris-Craft during (or within the six months next preceding commencement of) the employment term, if such business would at any time during such term constitute a Development Stage Company under Securities and Exchange Commission Regulation S-X, assuming such business were organized as a separate entity, e.g., the United Paramount Network, but only to the extent that the loss of such business, aggregated with the losses of all other such businesses (if any) so commenced or acquired, exceeds $10,000,000 in any fiscal year, and provided further, that such losses incurred by any business shall not be so excluded for any fiscal year beginning after the fourth anniversary of the date of commencement or acquisition of such business by Chris-Craft; and (ii) any goodwill amortization (similarly determined) arising out of a business acquisition during the employment term.

     During the consulting term, which will commence on expiration of the employment term and end five years thereafter, Mr. Siegel is to receive annual compensation of $500,000 (subject to COLA adjustment from December 1993), is required to devote not more than 20 hours in any month to Chris-Craft's affairs, and is prohibited from engaging in activity competitive with Chris-Craft. If Mr. Siegel dies during the consulting term, his estate is to receive the full consulting fee until the third anniversary of his death or the end of the consulting term, whichever is earlier; if he is disabled, he is entitled to receive one-half of the consulting fee until the end of the consulting term. For each year covered by Mr. Siegel's agreement, Chris-Craft will match on a cumulative basis up to $200,000 of his charitable contributions, in addition to matching his contributions under any other charitable gift matching program of Chris-Craft or any subsidiary.

     As additional inducement to Mr. Siegel to enter into the agreement, Chris-Craft made "split-dollar" life insurance agreements with each of Mr. Siegel's two sons, pursuant to which, under each agreement, Chris-Craft procured and will pay the full amount of each annual premium for 15 years on last-to-die policies on the lives of Herbert J. Siegel and his wife. Each of the sons is the owner of policies, having face amounts totaling $15 million, covered by his agreement and has the right to designate and change the beneficiaries thereunder; however, none of the policies may be borrowed against, surrendered, or canceled, and no dividend election thereunder may be terminated, without Chris-Craft's consent. The premiums on these policies are paid by Chris-Craft and BHC in the respective proportions of 15% and 85% until they shall otherwise agree. An amount equal to the aggregate premiums paid by Chris-Craft and BHC, but without interest, will be repaid to them, respectively, upon the death of the last to die of the insureds.

     Chris-Craft has also agreed, in the event of Mr. Siegel's death, to pay $2,000,000 to a beneficiary named by Mr. Siegel. Chris-Craft has purchased, and is the sole owner and beneficiary of, insurance on the life of Mr. Siegel and anticipates that the insurance benefits received by Chris-Craft will exceed the cost, after applicable income taxes, of paying the foregoing death benefit.

     Mr. Thompson's employment agreement, as amended in 1999, provides for his continued service with Chris-Craft until December 31, 2004. Annual base salary is currently $1,096,234, subject to COLA adjustment, and deferred compensation is currently $575,000, subject to COLA adjustment, plus any other current compensation that would not be deductible pursuant to Section 162(m) of the Code. Chris-Craft will match, cumulatively, up to $100,000 of Mr. Thompson's charitable contributions during each year of the employment term, in addition to matching his contributions under any other charitable gift matching program of Chris-Craft or any Chris-Craft subsidiary.

     Mr. Thompson is entitled to a bonus equal to 1% of the amount by which Chris-Craft's "TV Broadcast Cash Flow" for each year exceeds $20 million, up to $50 million, and 2% of the amount by which TV Broadcast Cash Flow exceeds $50 million. The bonus computation will be adjusted if Chris-Craft acquires, in one or more transactions, additional television stations having aggregate mean TV Broadcast Cash Flow exceeding $10 million for the three fiscal years of such television station prior to its acquisition by Chris-Craft, or disposes of a television station having mean TV Broadcast Cash Flow exceeding $5 million for the three fiscal years prior to its disposition by Chris-Craft. TV Broadcast Cash Flow for purposes of the bonus calculation means operating income plus depreciation and amortization of goodwill and programming contracts, minus payments on programming contracts. The Board of Directors will consider adjusting the bonus calculation and formulae if and at such time as Chris-Craft shall own 10 or more television stations or Mr. Thompson shall have chief operating responsibility for a business owned by Chris-Craft that derives revenues exceeding $25,000,000 other than from television broadcasting.

     Following the employment term, through May 31, 2007, Mr. Thompson is to provide Chris-Craft up to 240 hours per year of consulting services, for a fee of $250,000 per year, subject to COLA adjustment from December 31, 1993. During the consulting term, Mr. Thompson is entitled to the same medical and health benefits that Chris-Craft provides its senior executives. During the employment term and consulting term, Mr. Thompson may not compete with Chris-Craft.

     Mr. Thompson is entitled to terminate the employment term (i) on one year's notice or (ii) on 30 days' notice if (a) he is not continued in the positions he currently holds with Chris-Craft or UTV, (b) Chris-Craft reduces the authority, responsibilities, prerogatives or benefits to which Mr. Thompson is entitled under his employment agreement or (c) Chris-Craft otherwise materially breaches the agreement. If Mr. Thompson terminates the employment term pursuant to clause
(ii) above, or Chris-Craft terminates the employment term other than for cause or disability, Chris-Craft must pay him a lump sum equal to the sum of (a) the base salary and deferred compensation to which he would have been entitled through the contractual employment term and the highest performance bonus paid to him in the preceding five years, (b) all consulting fees that would have been payable, without any COLA adjustment, plus (c) a prorated bonus for the year in which the termination occurs.

     If Mr. Thompson dies during the employment term, Chris-Craft will pay his estate over the 12 months following his death an amount equal to the mean annual compensation (including bonus) for the three fiscal years ended before his death; if Chris-Craft terminates his employment due to disability, Chris-Craft will pay him monthly through the date that the employment term otherwise would have ended at a rate equal to one half of Mr. Thompson's mean annual compensation for the three fiscal years ended before his disability. Chris-Craft will pay the consulting fee to Mr. Thompson's estate until the earlier of one year from the date of death or the end of the consulting term, and, if the consulting term is terminated on account of his disability, Chris-Craft will pay him through the end of the consulting term at a rate equal to one-half the consulting fee.

     During 1999, Chris-Craft entered employment agreements with five executives including Messrs. John Siegel and William Siegel and Mrs. Merkel, substantively similar to Mr. Thompson's employment agreement, as amended, except as follows. Base salaries of Messrs. John Siegel and William Siegel are $800,000, each, subject to increase by $50,000 on each of January 1, 2001, 2002, and 2003 and by a COLA adjustment on January 1, 2004, and Mrs. Merkel's base salary is $550,000, subject to increase by $25,000 on January 1, 2001 and 2002 and by a COLA adjustment on January 1, 2003 and 2004. Deferred compensation for each of Messrs. John Siegel and William Siegel is $250,000 and for Mrs. Merkel $100,000, subject to COLA adjustment. The cumulative annual amount of charitable contributions to be matched is $50,000 for each of Messrs. John Siegel and William Siegel and $25,000 for Mrs. Merkel; the consulting term is five years, and the consulting fee is $250,000 for each of Messrs. John Siegel and William Siegel and $100,000 for Mrs. Merkel, subject to COLA adjustment from the beginning of the consulting term. The noncompetition period extends for a year after the employment or consulting term, and each executive's stock options fully vest on death or termination of the employment term for disability.

     The employment agreements of Messrs. John Siegel and William Siegel and Mrs. Merkel entitle them to participate in Chris-Craft's 2000 Management Incentive Compensation Plan, if it is approved by stockholders at Chris-Craft's 2000 annual meeting. Under the plan, a participant will be paid an award specified by Chris-Craft's compensation committee, if performance goals specified by the committee with respect to the award have been met.

     Pursuant to the amendment of Mr. Thompson's employment agreement and the employment agreements of Messrs. John Siegel and William Siegel and Mrs. Merkel, Chris-Craft granted them ten-year stock options to purchase 300,000, 250,000, 250,000, and 150,000 shares of Chris-Craft common stock, respectively, at a per share purchase price equal to the fair market value of a share of Chris-Craft common stock on the date of grant. So long as the executive remains employed by or acts as consultant to Chris-Craft, each option will become exercisable as to 50% of the shares covered thereby on the fourth anniversary of the date of grant and as to the remaining shares on the fifth anniversary of date of grant. Also, Mr. Thompson's stock option becomes fully exercisable on his death or disability during the employment term; as to 30% of the shares covered thereby, upon his termination of the employment term pursuant to his employment agreement (other than on one year's notice), before a change in control, for 90 days from the termination date; and fully exercisable, upon his termination of employment pursuant to his employment agreement, after a change in control, until the tenth anniversary of the date of grant.

CHANGE OF CONTROL

     In addition to the agreement provisions described above, Messrs. Thompson, John Siegel, William Siegel and Mrs. Merkel each have the right to terminate their employment term after a change of control if their authorities, duties and responsibilities are materially reduced thereafter, or for any reason, during a specified 90 day period following the change. In addition, after such a change Mr. Thompson may also terminate his employment if Chris-Craft fails to pay him a minimum bonus as defined in his agreement. In the event of such a termination,
(i) Mr. Thompson is entitled to receive a lump sum equal to three times his (a) then current base salary and deferred compensation and (b) highest performance bonus paid in the past five years; (ii) Messrs. John Siegel, William Siegel and Mrs. Merkel are entitled to receive a lump sum equal to three times their (c) respective base salary plus (d) for Messrs. John Siegel and William Siegel, the maximum performance bonus for the year of termination, and for Mrs. Merkel, 30% of base salary. If Mr. Thompson terminates his employment under the minimum bonus provision, he is also entitled to receive an amount equal to the excess of the minimum bonus over the bonus actually paid for each year from the change of control through the year prior to termination. Each of Messrs. Thompson, John Siegel and William Siegel and Mrs. Merkel are also entitled to receive in a lump sum all consulting fees (without any COLA adjustment) that would have been payable under their agreements, as well as prorated salary and bonus for the year of termination. Chris-Craft must also maintain medical and health insurance coverage for each of the executives for three years (or in Mr. Thompson's case, to the scheduled end of his consulting term.)

                            ------------------------

     Benefits under the Chris-Craft Salaried Employees' Pension Plan are based on a participant's compensation, including salaries, bonuses and commissions. The plan provides a retirement annuity, generally based on specified percentages of annual compensation (for 1989 and subsequent years, generally 1.5% of the first $18,000 of compensation and 2.0% of the remainder) aggregated through the years of service. Estimated annual benefits payable upon retirement after working to age 65 (including benefits payable under the predecessor pension plan and the Chris-Craft Benefit Equalization Plan) are, for Joelen Merkel, John Siegel and William Siegel, $402,316, $762,670 and $918,652, respectively, and $1,108,424 for Evan Thompson (the expense for which is borne by KCOP). Herbert Siegel, who has reached age 65, is currently receiving an annual benefit of $1,122,327 under the predecessor and current pension plans, including the Benefit Equalization Plan.

     Under Chris-Craft's Executive Deferred Income Plan, Chris-Craft in 1983 entered into an agreement with each participating employee, whereby the employee agreed to defer $1,000 per year of salary in each of four years, and Chris-Craft agreed to make annual payments in specified amounts for 10 years in the event of the employee's death or for 15 years commencing at age 60. The plan also provides supplemental disability benefits of $10,000 per year from the onset of a disability until annual payments commence at age 60 or death. Benefits under the plan do not depend on compensation and are payable in full if the employee has accumulated 20 years of service, or is employed by Chris-Craft, when the condition for payment occurs. Maximum annual benefits payable in the event of death of Mrs. Merkel and Messrs. John Siegel, William Siegel and Thompson would be $101,585, $109,677, $136,853 and $55,137, respectively, for 10 years. Annual benefits payable to Mrs. Merkel and Messrs. John Siegel, William Siegel and Thompson commencing at age 60 would be $76,798, $83,076, $103,305 and $31,898, respectively, for 15 years, assuming full vesting of benefits. After an employee has participated in the plan for four years, premiums for insurance on his life are paid through policy loans involving no direct out-of-pocket cost to Chris-Craft. Accordingly, since 1987, Chris-Craft has made no payment under the plan with respect to the participation of any Chris-Craft executive officer, other than for interest on policy loans and disability waiver premiums.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     No BHC executive officer receives regular cash compensation from BHC. In recognition of outstanding performance in various matters relating to analysis and negotiation of business acquisitions, planning new business ventures, legislative and regulatory initiatives, and assumption of additional responsibilities on several key projects, BHC's Chief Executive Officer recommended that special bonuses be paid for 1999 by subsidiaries of BHC to John
C. Siegel and William D. Siegel. The Compensation Committee reviewed and adopted the Chief Executive Officer's recommendation. BHC's policy with respect to
Section 162(m) of the Internal Revenue Code is that compensation paid to BHC executive officers should be fully deductible.

           John L. Eastman                           Morgan L. Miller

PERFORMANCE GRAPH

     The following line graph compares cumulative total shareholder return for BHC Class A Common Stock, the Standard & Poor's ("S&P") 500 Stock Index and the S&P Broadcast-500 index, assuming the investment of $100 in each in December 1994 and the monthly reinvestment of dividends. Additionally, the graph measures against the performance of a peer group of companies which more accurately reflects television broadcasting without the influence of other media sectors such as cable, newspapers, billboards, etc. The group includes Granite Broadcasting, Sinclair Broadcast Group, Young Broadcasting, Hearst-Argyle Television and Paxson Communications. The performance shown on the graph is not necessarily indicative of future performance.

                            BHC COMMUNICATIONS, INC.
                    TOTAL RETURN TO SHAREHOLDERS: 1994-1999
[BHC COMMUNICATIONS, INC. LINE CHART]

                                                BHC               S&P 500 INDEX
                                          COMMUNICATIONS,         -------------          BROADCAST (TV,       TV BROADCAST PEER
                                                INC.                                     RADIO, CABLE)              GROUP
                                          ---------------                                --------------       -----------------
Dec94                                             100                    100                    100                   100
Dec95                                          130.31                 137.58                 130.91                 116.8
Dec96                                           139.8                 169.17                 107.31                 124.9
Dec97                                          181.29                  225.6                 176.55                 161.9
Dec98                                          171.04                 290.08                 273.88                 164.3
Dec99                                          226.27                 351.12                 478.44                 148.2

     Pursuant to SEC rules, the material under the captions Board Compensation Committee Report on Executive Compensation and Performance Graph is not to be deemed "soliciting material" nor "filed" with the SEC. It is specifically excluded from any material which is incorporated by reference in BHC filings under the Securities Act of 1933 or Securities Exchange Act of 1934, whether such filings occur before or after the date of this proxy statement and notwithstanding anything to the contrary set forth in any such filing.

COMPENSATION OF DIRECTORS

     BHC directors are compensated at the rate of $35,000 per year, and members of the Audit Committee and Compensation Committee each receive an additional $3,000 per year. Directors who are executive officers of Chris-Craft or a Chris-Craft subsidiary receive no additional compensation for service as a director of BHC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     BHC has no employees other than employees of BHC subsidiaries. Pursuant to the Management Agreement outlined below, Chris-Craft officers, employees and other personnel perform all BHC corporate financial, legal and administrative functions. BHC and Chris-Craft have entered into a Management Agreement pursuant to which Chris-Craft provides specified advisory and management services for an annual fee of $12,000,000. The Management Agreement expires March 31, 2001, but is automatically extended for additional one-year terms, unless terminated prior to March 31 of any year on notice by either party. The Management Agreement requires BHC to reimburse Chris-Craft for certain expenses specifically relating to BHC, including any bonus required to be paid by Chris-Craft to its Chief Executive Officer, pursuant to his employment contract with Chris-Craft, that arises out of extraordinary financial results of BHC, as well as any other bonuses earned by Chris-Craft employees in connection with such income that are approved by the Board of Directors of BHC. The cost of the last-to-die policies on the lives of the Chief Executive Officer of Chris-Craft and his wife, which policies are referred to under Executive Compensation, is shared between Chris-Craft and BHC in the respective proportions of 15% and 85% until they shall otherwise agree.

     BHC and Chris-Craft have entered into a tax sharing agreement, pursuant to which Chris-Craft will pay federal income tax for the consolidated group, and BHC will pay to Chris-Craft an amount equal to the federal income tax BHC would have paid as a stand-alone taxpayer.

     Since 1986, UTV has paid Chris-Craft a management fee at the rate of $400,000 per year, primarily for the executive management services of certain Chris-Craft senior officers. Beginning with 1994, UTV has also paid KCOP a management fee ($1,750,000 in 1999) to reimburse KCOP for expenses incurred, attributable to the compensation and related expense paid by KCOP to its executive and support staff for the portion of their services which constitutes executive management services to UTV. In addition, UTV pays Chris-Craft a total of $170,000 per year in directors' fees otherwise payable to Chris-Craft directors and executive officers. These arrangements are expected to continue.

     A son of Lawrence R. Barnett, a director of Chris-Craft and UTV, is a principal of the firm of Gipson Hoffman & Pancione, which performed legal services for certain BHC subsidiaries during 1999 and is expected to perform similar services during 2000.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

     BHC's directors and executive officers are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in beneficial ownership of BHC equity securities with the SEC. Copies of those reports must also be furnished to BHC. Based solely on a review of the copies of reports furnished to BHC and written representations that no Forms 5 were required, BHC believes that, during 1999, all filing requirements applicable to directors and executive officers were timely complied with.

                     RATIFICATION OF SELECTION OF AUDITORS

     The stockholders are to take action upon ratification of the selection of PricewaterhouseCoopers as auditors of BHC for its fiscal year ending December 31, 2000. Representatives of PricewaterhouseCoopers are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so and be available to respond to appropriate questions. PricewaterhouseCoopers was the independent accountant for BHC for its fiscal year ended December 31, 1999. If the selection of PricewaterhouseCoopers is not ratified, or prior to the next annual meeting of stockholders such firm shall decline to act or otherwise become incapable of acting, or if its engagement shall be otherwise discontinued by the Board of Directors, the Board of Directors will appoint other independent accountants whose selection for any period subsequent to the next annual meeting will be presented for stockholder approval at such meeting.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals intended for inclusion in the proxy statement for the next annual meeting must be received by BHC at its principal executive offices by December 6, 2000. The persons named on the form of proxy to be sent in connection with the solicitation of proxies on behalf of BHC's Board of Directors for BHC's 2001 annual meeting of stockholders will vote in their own discretion on any matter as to which BHC shall not have received notice by February 19, 2001.

     BHC'S 1999 FORM 10-K ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION, EXCLUSIVE OF EXHIBITS, WILL BE MAILED WITHOUT CHARGE TO ANY STOCKHOLDER ENTITLED TO VOTE AT THE MEETING, UPON WRITTEN REQUEST TO BRIAN C. KELLY, SECRETARY, BHC COMMUNICATIONS, INC., 767 FIFTH AVENUE, NEW YORK, NEW YORK 10153.

                                          By Order of the Board of Directors,

                                                   BRIAN C. KELLY, Secretary

PROXY


                            BHC COMMUNICATIONS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


BRIAN C. KELLY and WILLIAM D. SIEGEL, and each of them, each with full power of substitution, hereby are authorized to vote, by a majority of those or their substitutes present and acting at the meeting or, if only one shall be present and acting, then that one, all of the shares of BHC Communications, Inc. that the undersigned would be entitled, if personally present, to vote at its 2000 annual meeting of stockholders and at any adjournment thereof, upon such business as may properly come before the meeting, including the items set forth on the reverse side and in the notice of annual meeting and the proxy statement.


ELECTION OF DIRECTORS, NOMINEES:            CHANGE OF ADDRESS:
JOHN L. EASTMAN AND WILLIAM D. SIEGEL       ----------------------
                                            ----------------------
                                            ----------------------


PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY.


                                                                  -------------
                                                                   SEE REVERSE
                                                                       SIDE
                                                                  -------------

[X] Please mark your
    votes as in this
    example.

Unless otherwise specified, this proxy will be voted FOR Proposals 1 and 2. The Board of Directors recommends a vote FOR Proposals 1 and 2.

                    FOR ALL         AUTHORITY WITHHELD
                    NOMINEES        AS TO ALL NOMINEES
1. Election of        [ ]                  [ ]
   Directors (see
   other side)
For, except vote withheld from the following nominee(s):

-----------------------------------------------------------


                            FOR      AGAINST      ABSTAIN
2. Selection of             [ ]        [ ]          [ ]
   PricewaterhouseCoopers
   LLP as auditors.



Mark here for address change and note on reverse.  [ ]

Mark here if you plan to attend the annual meeting.  [ ]


NOTE: Please sign exactly as your name appears hereon. If the named holder is a corporation, partnership or other association, please sign its name and add your name and title. When signing as attorney, executor, administrator, trustee or guardian, please also give your full title. If shares are held jointly, EACH holder should sign.



-----------------------------------------

-----------------------------------------
SIGNATURE(S)                     DATE